Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Product Group and Market Segment

For the Quarters Ended March 31, 2010 and 2009 and

the Quarter and Year Ended December 31, 2009

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2010
Composite Materials	$109.3	$53.1	$38.0	$200.4
Engineered Products	42.7	19.4	0.5	62.6
Total	$152.0	$72.5	$38.5	$263.0
	58%	27%	15%	100%

Fourth Quarter 2009
Composite Materials	$94.9	$51.4	$56.3	$202.6
Engineered Products	42.2	21.6	0.2	64.0
Total	$137.1	$73.0	$56.5	$266.6
	52%	27%	21%	100%

First Quarter 2009
Composite Materials	$109.3	$59.4	$75.7	$244.4
Engineered Products	44.5	17.9	0.5	62.9
Total	$153.8	$77.3	$76.2	$307.3
	50%	25%	25%	100%

Year Ended December 31, 2009
Composite Materials	$384.7	$220.5	$251.3	$856.5
Engineered Products	171.5	78.9	1.4	251.8
Total	$556.2	$299.4	$252.7	$1,108.3
	50%	27%	23%	100%